Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Bulldog Technologies (BC) Inc.

We consent to the use of our report dated October 7, 2003, on the balance sheets of Bulldog Technologies (BC) Inc. (formerly Bulldog Technologies Inc., a British Columbia company), as of August 31, 2003 and 2002, and the related statements of operations, cash flows and stockholders' equity for each of the years in the three year period ended August 31, 2003 and for the cumulative period from inception, September 23, 1998, to August 31, 2003, included in this registration statement and prospectus on Form SB-2 dated May 17, 2004. We also consent to the reference to our firm under the heading "Experts" in the prospectus. Our report dated October 7, 2003 contains additional comments that state that conditions and events exist that cast substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ Amisano Hanson
Amisano Hanson, Chartered Accountants

Vancouver, BC, Canada
May 17, 2004